Exhibit 10.27

GSE Lining Technology, LLC

Mark C. Arnold President & Chief Executive Officer	19103 Gundle Road Houston, TX 77073 800 435 2008 281 230 6710 281 443 3399 Fax gseworld.com

May 28, 2010

Peter McCourt
17391 Coldwater Trail
Chagrin Falls, Ohio 44023

Dear Peter:

We are pleased to offer you a position with GSE Lining Technology, LLC (hereafter referred to as the Company) as the Vice President of Global Sales and Marketing. As a salaried employee, paid semi-monthly, your base salary will be $10,000 per pay period or $240,000 annually. You will be eligible for up to a 60% management bonus based on 50% EBITDA and 50% personal goals. If your employment with the Company remains active through December 31, 2010 you are guaranteed a $70,000 bonus for year 2010 if the bonus program does not meet or exceed this amount. Except for the guaranteed portion, no more than 10% of salary bonus can be paid if actual adjusted EBITDA is below 95% of budget; 30% if adjusted EBITDA meets budget, and up to 60% can be paid if actual adjusted EBITDA exceeds 105% of budget. The budget calculation method is subject to changes made by GSE’s parent Board on an annual basis; however, the 10% to 60% range will remain your opportunity.

You will also be granted a Sale Bonus Agreement that entitles you to receive a one-time cash payment equal to one half per cent (0.5%) of the net equity proceeds from the sale of GSE if a change of control occurs. The sale bonus shall not vest unless you remain continuously employed by GSE through the consummation of such sale. A letter regarding this bonus and a schedule of projected value of this bonus will be provided to you in separate correspondence. A Confidentiality Agreement, Relocation package, Intellectual Property and Confidentiality Agreement and Change of Control Retention Agreement will also be sent to you under separate cover.

In order to provide you and your family additional comfort, the above mentioned Change of Control Retention Agreement will provide you one year of pay should GSE end your employment for any reason other than for “cause”. This is detailed in the above mentioned agreement.

The Company will maintain Director and Officers Liability Insurance coverage on your behalf. This offer of employment is contingent upon the results of a post-offer medical examination, including tests for prohibited drugs and alcohol, verification of your prior work and academic history, and confirmation of a satisfactory job-related background and driving record. Your employment with GSE will be governed by the terms and conditions contained within GSE’s Corporate Employee Policies.

GSE offers a variety of benefits to its employees. You will be eligible tor medical and dental insurance, long-term disability, group life, accidental death, a 401(k) plan, among others. Prior to your eligibility for these benefits, the Company will reimburse you for your Cobra coverage during the waiting period. You will be eligible for four weeks of Paid Time Off (PTO) each year.

The U. S. Department of Justice, Immigration and Naturalization Service, requires that all employees, citizens and non-citizens, must complete an Employment Eligibility Verification, Form 1-9, at the time of hire. Be prepared to present original documents for examination by the Human Resources Department on your first day of employment.

Please call Nona Isbell at (281) 307-9921 or Paul Cash at 703-299-0506, if you have any questions regarding the list of acceptable documents.

Please acknowledge your acceptance of this offer by signing, dating and returning this proposal to the undersigned. Please respond within seven (7) days of receipt of this letter. This position will be held open for you up to this time. This letter does not constitute any employment contract or modification of the employment at-will doctrine, and it does not provide you with any contractual right for any period of time nor guarantee continued employment.

We are ready to discuss the attached relocation policy with you at any time. Our intent is to keep you whole on valid relocation costs. You can also discuss relocation costs or options with our Human Resources Department by contacting our HR Manager, Nona Isbell, directly at 281-230-6773 or by company cell phone at 281-387-9921.

I am very excited for you regarding this opportunity and its rewards for you and GSE.

Sincerely,

/s/ Mark Arnold
Mark Arnold
CEO

Attachments

All of the above terms and conditions are accepted and agreed to by the undersigned:

/s/ Peter McCourt
Name	Date